Exhibit 10.4

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”) is made as of April 12, 2013, by and between Morgan’s Foods, Inc., an Ohio corporation (the “Company”) and Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (“Bandera”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 4 hereof.

A.     The Company and Bandera are parties to a Share Purchase Agreement, dated as of April 12, 2013 (the “Purchase Agreement”) whereby Bandera has agreed to participate in the transaction described therein.

B.     The Company has agreed to grant Bandera, subject to the limitations set forth in this Agreement, nomination rights as set forth herein on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

1.            Board Nomination Rights.

(a)     At any time prior to the Expiration Time, subject to the terms and conditions of this Agreement and provided that Bandera together with its Affiliates Beneficially Own 21% or greater of the Outstanding Equity, Bandera shall have the right (but not the obligation) to designate one person to be nominated for election to the Board (a “Nominee”) by giving written notice to the Chairman of the Board or the Secretary of the Company prior to the Expiration Time. The Nominee shall be selected by Bandera in reasonable consultation with (but without the need for the approval of) the Board.

(b)     Provided Bandera exercises its right under Section 1(a), the Company, subject to its rights under Section 2, shall at all times prior to the Expiration Time use its best efforts to cause the Board to include the Nominee in the slate of nominees recommended for election as a director at any annual or special meeting of the shareholders held prior to the Expiration Time (or, if permitted, by any action by written consent of the shareholders taken prior to the Expiration Time) at or by which directors of the Company are to be elected.

(c)     If, following the election of the Nominee to the Board, a Board vacancy occurs prior to the Expiration Time solely because of the death, disability, disqualification, resignation or removal of the Nominee, Bandera shall be entitled to designate such person’s successor in accordance with Section 2(b).

(d)     If prior to the Expiration Time the Nominee is not nominated or elected to the Board because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or such Nominee is for any other reason unavailable or unable to serve on the Board, Bandera shall be entitled to promptly designate another Nominee in accordance with the applicable provisions of Section 1 and the director position for which such Nominee was nominated shall not be filled pending such designation.

(e)     A Nominee shall be entitled to the same compensation paid and expense reimbursement payable to other non-employee Directors.

(f)     For the avoidance of doubt, the provisions of this Agreement shall not limit any rights Bandera may have as a shareholder of the Company pursuant to Ohio law, the Articles of Incorporation or the Code of Regulations.

2.            Company Obligations.

(a)     Notwithstanding anything herein to the contrary, the Company shall not be obligated to appoint any Nominee to serve on the Board or cause to be nominated for election to the Board or recommend to the shareholders the election of any Nominee: (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws; or (ii) if the Board determines in good faith, after consultation with outside legal counsel, that (A) such action would constitute a breach of its fiduciary duties or applicable law or violate the Company’s Articles of Incorporation or Code of Regulations; or (B) such Nominee would not be qualified under any applicable law, rule or regulation to serve as a Director of the Company; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify Bandera of the occurrence of such event and permit Bandera to provide an alternate Nominee sufficiently in advance of any Board action, the meetings of the shareholders called or written action of shareholders with respect to such election of nominees and the Company shall use commercially reasonable efforts to perform its obligations under Section 1 with respect to such alternate Nominee (provided that if the Company provides at least 45 days advance notice of the occurrence of any such event such alternative nominee must be designated by Bandera not less than 30 days in advance of any Board action, notice of meeting of the shareholders or written action of shareholders with respect to such election of nominees), and in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the shareholders with respect to such election of Nominees.

(b)     If at any time prior to the Expiration Time a Board vacancy occurs solely because of the death, disability, disqualification, resignation or removal of the Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of: (i) Bandera’s designation of a successor Nominee (which successor Nominee shall be designated in accordance with Section 1(a) and subject to the terms of Section 2(a)) and the Board’s appointment of such successor Nominee to fill the vacancy; (ii) Bandera’s failure to designate a successor Nominee within 20 Business Days after receiving notification of the vacancy from the Company; or (iii) Bandera’s specifically waiving in writing its rights under this Section 2(b). For the purposes of clarity, the Company shall have the right to fill any Board vacancy which may occur due to any reason other than the death, disability, disqualification, resignation or removal of the Nominee in accordance with the terms of the Company’s Code of Regulations and Articles of Incorporation.

3.             Term and Termination.

(a)     This Agreement shall become effective upon the closing of the transactions contemplated by the Purchase Agreement (the “Effective Date”).

(b)     Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate and be of no further force and effect, and no party hereto shall have any surviving obligations, rights, or duties hereunder after such termination, upon the first to occur of (i) the Expiration Time, or (ii) the date on which Bandera, together with its Affiliates, ceases to Beneficially Own at least 21% of the Outstanding Equity, whether as a result of dilution, Transfer or otherwise (a “Termination Event”). Within three Business Days after the occurrence of a Termination Event (i) that results from a Transfer of Common Shares by Bandera, Bandera shall notify the Company of such event, and (ii) that results from any other event or occurrence, the Company shall notify Bandera of such event (in each case, a “Termination Notice”).

4.             Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Articles of Incorporation” means the Company’s Articles of Incorporation, as in effect on the date hereof, as the same may be amended from time to time.

“Bandera” has the meaning set forth in the preamble.

“Beneficially Own” means having sole beneficial ownership within the meaning of Rule 13d-3 (or successor rule or rules then in effect) promulgated under Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Code of Regulations” means the Company’s Code of Regulations, as in effect on the date hereof, as the same may be amended from time to time.

“Common Shares” means the Common Shares, no par value of the Company.

“Company” has the meaning set forth in the preamble.

“Director” means a duly elected member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Time” means the earlier of (i) termination of this Agreement at the election of Bandera by written notice to the Company, (ii) occurrence of a Termination Event, and (iii) 5:00 p.m. (New York time) on the date that is on the third anniversary of the Effective Date.

“Nominee” has the meaning set forth in Section 1(a).

“Outstanding Equity” means, at any time, the issued and outstanding Common Shares of the Company (assuming (i) the conversion of all outstanding securities that are convertible, directly or indirectly, into Common Shares, and (ii) exercise of all outstanding rights or options to purchase Common Shares).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Laws” means the Securities Act and the Exchange Act, and the rules promulgated thereunder.

“Termination Event” has the meaning set forth in Section 3.

“Termination Notice” has the meaning set forth in Section 3.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Shares.

5.             No Assignment; Benefit of Parties; No Transfer. No party may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns for the uses and purposes set forth and referred to herein. Except as explicitly set forth herein, nothing contained in this Agreement shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

6.             Remedies. The Company and Bandera shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement could cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and Bandera shall be entitled to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

7.             Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company at the addresses set forth below and to Bandera at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to Bandera:	Bandera Master Fund L.P. c/o Bandera Partners LLC 50 Broad Street, Suite 1820 New York, NY 10004 Attn: Jefferson Gramm
With a copy to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attn: Steve Wolosky SWolosky@olshanlaw.com 212-451-2333
If to the Company:	Morgan’s Foods, Inc. 4829 Galaxy Parkway, Suite S Cleveland, Ohio 44128 Attn: Ken Hignett, Chief Financial Officer
With a copy to:	Tucker Ellis LLP 925 Euclid Avenue, Suite 1150 Cleveland, Ohio 44115-1414 Attn: Robert M. Loesch, Esq. robert.loesch@tuckerellis.com 216.696.5916

8.             Adjustments. If, and as often as, there are any changes in the Common Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue as so changed.

9.             No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns, any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

11.           Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

12.           Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

13.           Governing Law. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction). Any action concerning, relating to, or involving this Agreement or the transactions contemplated hereby shall be brought in a state or federal court located in the Northern District of Ohio, and the parties hereby consent to the jurisdiction and venue of such courts for such purpose.

14.           Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

15.           Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

16.           Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

17.           Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or Bandera unless such modification is approved in writing, in the case of an amendment, by the Company and Bandera, and in the case of a waiver, by each party against whom the waiver is to be effective. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MORGAN’S FOODS, INC.
By: /s/Kenneth L. Hignett Name:Kenneth L. Hignett Title:Senior Vice President, Chief Financial Officer and Secretary

BANDERA MASTER FUND L.P.

By:	Bandera Partners LLC its Investment Manager

By:	/s/ Jefferson Gramm
Name:	Jefferson Gramm
Title:	Managing Member